Exhibit 10.1

2008 Executive Bonus Award Incentive Plan

March 20, 2008

2008 Executive Bonus Award Incentive Plan  (the “2008 Plan”)
The purpose of this plan is to:

▪	Focus participants’ actions on the achievement of annual revenue growth and profitability goals;
▪	Align participants’ actions on the accomplishment of key operational and strategic goals;
▪	Encourage and reward individuals for the achievement of specific objectives;
▪	Maintain a competitive range of incentive compensation opportunities; and
▪	Simplify the current executive incentive plan while maintaining existing bonus opportunity.

Participation

The executives holding the following positions shall participate in this 2008 Plan:

▪	President and Chief Executive Officer;
▪	Vice President and Chief Operating Officer;
▪	Vice President and Chief Financial Officer;
▪	Vice President and Chief Strategy Officer;
▪	Vice President and Chief Technology Officer;
▪	Vice President and General Counsel;
▪	Vice President, Human Resources;
▪	Vice President, Sales;
▪	Vice President, CDN GM; and
▪	Vice President, IP and Colocation GM.

In addition, an employee who assumes the responsibilities of one of these enumerated positions on a temporary basis shall also be eligible to participate in this 2008 Plan.  Any awards paid pursuant to this 2008 Plan to such employee shall be pro rated for the time he or she served in such role.

Awards

Each participant will be eligible for three awards based on the following goals:

▪	Achievement of Revenue Goals will comprise 25% of the potential award;
▪	Achievement of EBITDA Goals will comprise 50% of the potential award; and
▪	Achievement of Individual Goals will comprise 25% of the potential award.

The Company must achieve a threshold of financial performance (revenue and EBITDA*) established by the 2008 Business Plan and approved by the Board in order for a participant to receive any of the three awards.  In addition, a participant must achieve at least “Meets Expectations” rating, including attainment of his or her individual/department budget objectives, in order to receive any of the three awards.

*Excluding equity compensation expenses.

The Board shall establish Threshold, Target, Above, and Maximum objectives for each of these goals. However, the Board of Directors (or in the Board’s discretion, the Compensation Committee) may adjust the revenue and EBITDA goals to exclude extraordinary expenses or benefits in its discretion. To be eligible for an award, a participant must be a full-time employee of the Company at the time that the Company pays bonuses pursuant to this 2008 Plan. If an executive commences employment with the Company during 2008, the Company shall pro rate the amount payable for the portion of the 2008 year during which the executive is an employee of the Company, provided that he or she is a full- time employee of the Company at the time that the Company pays bonuses pursuant to this 2008 Plan.  The Company shall pay the awards pursuant to this 2008 Plan in 2009.

The Chief Executive Officer may decrease an award based upon an executive’s performance and contribution.

Form of Awards

All awards granted pursuant to this 2008 Plan shall be paid in shares of the Company’s common stock and shall be fully vested as of the date of grant.  The Company shall determine the number of shares of common stock to be awarded based on the closing price of the Company’s stock price on the trading day preceding the date on which the Company pays such bonus.  The Company shall withhold the number of shares necessary to cover the taxes each participant owes the Internal Revenue Service as a result of the vesting of the shares of common stock.

Financial Accounting Treatment

The facts and circumstances surrounding each award granted pursuant to this 2008 Plan will determine the financial accounting treatment of each award.  The Compensation Committee will consider the financial accounting treatment of each award in its approval process.

Each participant has an assigned target level stated as a percent of base salary. The target award levels based on current incentive plan formula are:

Target Award Levels
Function	Target Level	Maximum
CEO	70%	140%
VP & COO	50%	100%
VP & CFO	50%	100%
VP, Sales	45%	90%
VP. GC	45%	90%
VP & CTO	50%	100%
VP & CSO	45%	90%
VP, HR	45%	90%
VP, CDN GM	40%	80%
VP, IP and Colocation GM	40%	80%

The Compensation Committee retains the sole discretion to determine whether the Company has met the financial targets delineated above and whether each participant has met his or her objectives, after consideration of any recommendation by the Chief Executive Officer.

Potential payment of achievement of the Target objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall equal 100% of each respective goal’s allocated percentage of the individual executive’s total Target Award amount (25%, 50%, and 25% of the total Target Award amount, respectively).

Potential payment for achievement of the Threshold objective for the Annual Revenue Goal and Annual EBITDA Goal shall equal 40% of each respective goal’s allocated percentage of the individual executive’s Target Award amount (40% of 25% of the total Target Award amount, in the case of the Annual Revenue Goal, and 40% of 50% of the total Target Award amount, in the case of the Annual EBITDA Goal). Potential payment for achievement of the Threshold objective for the Individual Goals shall be $0.

Potential payment for achievement of the Above objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall be 130% of each respective goal’s allocated portion of the individual executive’s Target Award amount. Potential payment for achievement of the Maximum objective for the Annual Revenue Goal, Annual EBITDA Goal and Individual Goals shall be 200% of each such goal’s allocated portion of the individual executive’s Target Award amount.

Should the Company’s actual EBITDA fall in between the Threshold and Target objectives, the Target and Above objectives, or the Above and Maximum objectives established as the Annual EBITDA Goal, then each award to be paid pursuant to the Annual EBITDA Goal of this 2008 Plan shall be interpolated from the exceeded objective on a straight-line basis to determine the potential incentive amount to be paid pursuant to the Annual EBITDA Goal of this 2008 Plan.

Should the Company’s actual revenue fall in between the Threshold and Target objectives, the Target and Above objectives, or the Above and Maximum objectives established as the Annual Revenue Goal, then each award to be paid pursuant to the Annual Revenue Goal of this 2008 Plan shall be interpolated from the exceeded objective on a straight-line basis to determine the potential incentive amount to be paid pursuant to the Annual Revenue Goal of this 2008 Plan.

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